Exhibit 99.1

FOR IMMEDIATE RELEASE

May 2, 2008

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FIRST QUARTER RESULTS

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from continuing operations for the first quarter ended March 31, 2008 were $216.5 million compared to sales of $219.4 million for the same quarter in 2007. Net income from continuing operations for the first quarter of 2008 was $0.2 million, or $0.01 per share, compared to a 2007 first quarter loss of $9.2 million, or a loss of $0.32 per share. The first quarter 2008 and 2007 results from continuing operations included restructuring and impairment costs of approximately $0.7 million, or $0.02 per share, and $5.8 million, or $0.13 per share, respectively. The $13.3 million improvement in pre-tax operating results was primarily attributable to lower restructuring and impairment costs of $5.1 million, increased equity in income of unconsolidated affiliates (Premier Boxboard Limited) of $1.8 million, an increase in gross margin of 1.1 percent ($2.0 million) and a decrease in SG&A as a percent of sales of 1.7 percent ($4.1 million).

Paperboard volume as recorded by the company declined 4.8 thousand tons, or 2.0 percent, in the first quarter 2008 versus the first quarter 2007. Driving the decline was a reduction in outside paperboard purchased (-4.1 thousand tons), the closure of the Lafayette, IN mill (-1.7 thousand tons) and decreased gypsum facing paper from our Premier Boxboard Limited (PBL) joint venture (-3.0 thousand tons), attributable to a shift of facing paper volume from PBL to our 100 percent owned Sweetwater mill which had the effect of improving mix at both mills. Partially offsetting these declines was an increase in same-mill uncoated recycled boxboard (URB) volume of 1.2 thousand tons and an increase in coated mill volume of 2.2 thousand tons. Containerboard volume sold at our PBL joint venture was up 7.6 thousand tons in the same period, but historically has not been included in the company’s volume reporting. Caraustar’s same mill volume was up 2.2 percent and utilization was 94.3 percent whereas industry volume was down 3.5 percent and utilization was 94.0 percent. Quarter-over-quarter, mill margins increased $2 per ton as the $33 per ton selling price increase was offset by increased fiber costs of $25 per ton and higher fuel and energy costs of $6 per ton. Tube and core margins increased primarily due to a $44 per ton selling price increase, partially offset by a $38 per ton increase in the cost of paperboard.

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P. O. BOX 115        •        AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX        •        5000 AUSTELL-POWDER SPRINGS ROAD        •        SUITE 300

AUSTELL, GA 30106-3227        •        PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

May 2, 2008

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Caraustar’s operating results for the first quarter 2008 were significantly improved sequentially and over the same period last year, despite a challenging economic environment. Year-over-year increases in selling prices were mostly offset by increases in recovered fiber and energy. Our margin improvement was primarily the result of internal cost take-out and restructuring initiatives implemented over the preceding 12 to 24 months. Our investment in strategic capital projects over this same time frame has enabled us to provide cost effective, value-added products that have improved mix. “

Highlights of the Quarter:

•	Transformation plan yields positive earnings;

•	EBITDA of $11.6MM, significantly ahead of Q42007 and Q12007;

•	Recent capital investments drive innovation and earnings;

•	2009 Senior Note redemption alternatives gain traction.

Mr. Keough continued, “While we are pleased to see positive results from these efforts, our financial performance was clearly impacted by recessionary fears, sharply rising energy costs and a depressed housing market. We expect that these factors will continue to impact our business throughout the remainder of 2008. Our liquidity position continues to be stable as compared to both December 31, 2007 and first quarter 2007. We continue to aggressively pursue strategies to refinance our Senior Notes, which mature in June 2009 and are making progress on several alternatives. Although we see considerable challenges for the remainder of the year, we believe that the company’s leaner, more focused platform allows us to better meet those challenges.”

Joint Ventures

Caraustar’s 50-percent owned interest in the Premier Boxboard Limited (PBL) mill contributed $1.9 million in equity in income from unconsolidated affiliates in the first quarter 2008 versus $0.2 million in the first quarter of 2007. Cash distributions were $3.0 million compared to zero for the same period last year. Both the increase in earnings and cash distributions were attributable to increased containerboard volume and mix, which compensated for decreased gypsum facing paper volume. The PBL mill operated at 99.3 percent of capacity in the first quarter of 2008.

Liquidity

The company ended the quarter with a cash balance of $90 thousand compared to $6.5 million at December 31, 2007. The purchase of Mayers Fibre Tube and Core used $5.3 million of cash in the first week of 2008. For the quarters ended March 31, 2008 and 2007, the company used $3.7 million and $7.8 million of cash in operating activities. The change in cash used in operating activities in the first quarter 2008 versus the first quarter 2007 of $4.1 million was primarily due to increased operating results of $9.1 million, partially offset by an increase in cash used for working capital of $1.8 million and pension plan contributions of $3.1 million during the first quarter of 2008 compared to no contributions in the first quarter of 2007. Capital expenditures decreased year-over-year from $8.1 million to $3.9 million in 2008.

As of March 31, 2008, the company had $17.2 million in borrowings outstanding under the revolving portion of its Senior Credit Facility and $16.1 million of letters of credit outstanding that reduce availability. As of March 31, 2008, the company had availability under the revolver portion of the Senior Credit Facility of $27.0 million and believes that its cash and borrowing availability under its

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Caraustar Industries, Inc.

May 2, 2008

Senior Credit Facility will be sufficient to meet its current projected liquidity requirements for the next 12 months.

Caraustar Industries, Inc. (NASDAQ: CSAR) will host a conference call to review first quarter results on Friday, May 2, 2008 beginning at 9:00 a.m. (ET) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

Caraustar Industries, Inc. is one of North America’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete certain asset sales to finance a portion of the redemption of its debt, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

	In thousands
	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
Volume Sold (tons):
CSAR Mill Tons Sold (Market) *	114.6	101.5	111.4	112.5	117.6
CSAR Mill Tons Converted	82.0	82.1	83.7	86.4	79.7

Total CSAR Mill Tons *	196.6	183.6	195.1	198.9	197.3
Outside Paperboard Purchased	37.4	32.2	38.6	40.3	41.5

Total Paperboard Controlled *	234.0	215.8	233.7	239.2	238.8

Tube & Core Tons	72.3	74.4	77.4	77.6	75.6
Folding Carton Tons	62.5	52.0	55.4	56.8	57.7
Gypsum Paper Tons *	50.6	44.6	50.1	52.0	50.5
Other Specialty Tons *	48.6	44.8	50.8	52.8	55.0

Total Paperboard Controlled *	234.0	215.8	233.7	239.2	238.8

PBL gypsum facing and other specialty paper sold *	33.4	28.0	35.0	36.3	35.8

	Q1 2008 vs. Q1 2007	Q1 2008 vs. Q4 2007
Changes in Selling Price and Costs ($/ton):
Mill Average Selling Price	$32.8	$(0.2)
Mill Average Fiber Cost	24.6	(3.4)
Mill Average Fuel & Energy Cost	6.4	7.2

Net Increase (Decrease)	$1.8	$(4.0)

Tubes and Cores Average Selling Price	$43.8	$26.5
Tubes & Cores Average Paperboard Cost	37.7	18.2

Net Increase	$6.1	$8.3

Reconciliation of Net Cash (Used in) Provided by Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q1 2008	Q4 2007	Q3 2007	Q2 2007	Q1 2007
Net cash (used in) provided by operating activities	$(3,718)	$5,909	$6,755	$(4,381)	$(7,847)
Changes in working capital items and other	9,786	(11,523)	(2,188)	7,211	2,400
Provision (benefit) for income taxes	437	(3,923)	(1,289)	(1,533)	(3,290)
Change in deferred taxes	(361)	4,029	1,438	1,616	3,414
Interest expense	4,328	4,401	4,880	4,829	4,650
Return of investment in unconsolidated affiliates	1,085	1,797	—	—	—

EBITDA **	$11,557	$690	$9,596	$7,742	$(673)

*	Includes gypsum facing and other specialty paper sold by Caraustar's 50%-owned, unconsolidated Premier Boxboard ("PBL") joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company's performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company's ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For the Three Months Ended March 31,
	2008	2007
Sales	$216,502	$219,425
Cost of goods sold	188,375	193,296
Selling, general and administrative expenses	24,436	28,578

Income (loss) from operations before restructuring and impairment costs	3,691	(2,449)
Restructuring and impairment costs	722	5,786

Income (loss) from operations	2,969	(8,235)
Other (expense) income:
Interest expense	(4,328)	(4,650)
Interest income	24	54
Equity in income of unconsolidated affiliates	1,915	159
Other, net	20	22

	(2,369)	(4,415)

Income (loss) from continuing operations before income taxes	600	(12,650)
(Provision) benefit for income taxes	(437)	3,436

Income (loss) from continuing operations	163	(9,214)

Discontinued operations:
Income from discontinued operations before income taxes	—	416
Provision for income taxes of discontinued operations	—	(146)

Income from discontinued operations	—	270

Net income (loss)	$163	$(8,944)

Basic income (loss) per common share
Continuing operations	$0.01	$(0.32)

Discontinued operations	$0.00	$0.01

Net income (loss)	$0.01	$(0.31)

Weighted average number of shares outstanding	28,651	28,605

Diluted income (loss) per common share
Continuing operations	$0.01	$(0.32)

Discontinued operations	$0.00	$0.01

Net income (loss)	$0.01	$(0.31)

Diluted weighted average number of shares outstanding	28,738	28,605

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$90	$6,548
Receivables, net of allowances	82,732	74,207
Inventories	65,317	65,412
Refundable income taxes	20	104
Current deferred tax assets	5,273	5,841
Other current assets	9,098	7,061
Assets of discontinued operations held for sale	96	96

Total current assets	162,626	159,269
Property, plant and equipment:
Land	10,046	9,803
Buildings and improvements	82,053	83,685
Machinery and equipment	405,628	402,968
Furniture and fixtures	32,106	32,345

	529,833	528,801
Less accumulated depreciation	(291,918)	(288,892)

Property, plant and equipment, net	237,915	239,909

Goodwill	125,260	122,542

Investment in unconsolidated affiliates	38,032	39,117

Other assets	10,988	11,183

	$574,821	$572,020

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$5,830	$5,830
Accounts payable	66,253	63,968
Accrued interest	5,834	1,773
Accrued compensation	7,869	9,828
Accrued pension	496	496
Capital lease obligations	28	72
Other accrued liabilities	16,231	20,913

Total current liabilities	102,541	102,880

Long-term debt, less current maturities	258,078	253,012

Long-term capital lease obligations	7	14

Deferred income taxes	34,154	34,082

Pension liability	25,391	27,980

Other liabilities	14,216	14,233

Shareholders' equity
Common stock	2,948	2,947
Additional paid-in capital	193,469	192,978
Retained deficit	(34,964)	(35,127)
Accumulated other comprehensive loss	(21,019)	(20,979)

Total shareholders' equity	140,434	139,819

	$574,821	$572,020

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Three Months Ended March 31,
	2008	2007
Operating activities:
Net income (loss)	$163	$(8,944)
Depreciation and amortization	4,544	5,753
Equity-based compensation expense	438	380
Restructuring and impairment costs	562	937
Deferred income taxes	361	(3,414)
Equity in income of unconsolidated affiliates	(1,915)	(159)
Distributions from unconsolidated affiliates	1,915	—
Changes in operating assets and liabilities, net of acquisitions	(9,786)	(2,400)

Net cash used in operating activities	(3,718)	(7,847)

Investing activities:
Purchases of property, plant and equipment	(3,934)	(8,144)
Proceeds from disposal of property, plant and equipment	61	684
Acquisition of businesses, net of cash acquired	(5,293)	—
Changes in restricted cash	(23)	(36)
Return of investment in unconsolidated affiliates	1,085	—

Net cash used in investing activities	(8,104)	(7,496)

Financing activities:
Proceeds from senior credit facility - revolver	48,172	43,108
Repayments of senior credit facility - revolver	(41,298)	(26,048)
Repayments of senior credit facility - term loan	(1,459)	(1,458)
Payments for capital lease obligations	(51)	(139)
Issuances of stock, net of forfeitures	—	20

Net cash provided by financing activities	5,364	15,483

Net change in cash and cash equivalents	(6,458)	140
Cash and cash equivalents at beginning of period	6,548	1,022

Cash and cash equivalents at end of period	$90	$1,162

Supplemental Disclosures:
Cash payments for interest	$679	$874

Income tax payments, net of refunds	$4	$—